EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of May 2, 2016 (this “Agreement”), between Shutterstock, Inc. a Delaware corporation (the “Company”), with its principal place of business at 350 Fifth Avenue, 21st Floor, New York, New York, 10118 and Catherine Ulrich (the “Executive”), residing at 303 East 77th Street, Apt. 10B, New York, New York 10075.

RECITALS

WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated October 22, 2014 (the “Original Agreement”);

WHEREAS, the Company desires to continue to employ the Executive, and the Executive wishes to continue to be employed by the Company as Chief Product Officer of the Company on the amended and restated terms and conditions set forth in this Agreement, which shall replace and supersede the Original Agreement; and

WHEREAS, in consideration for the Executive’s continued employment with the Company, the Executive desires to agree to the noncompetition, nonsolicitation, cooperation, confidentiality, and other provisions set forth herein; and

WHEREAS, the Board of Directors of the Company recognizes that it is possible that the Company could terminate Executive’s employment with the Company and from time to time the Company may consider the possibility of an acquisition by another company or other change in control transaction.  The Board also recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a “Change in Control” (as defined herein) of the Company; and,

WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue her employment with the Company and to motivate Executive to maximize the value of the Company for the benefit of its stockholders; and,

WHEREAS, the Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment and with certain additional benefits following a Change in Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.	Employment

The Company shall continue to employ the Executive, and the Executive accepts such continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period (the “Employment Period”) beginning on April 26, 2016 (the “Effective Date”) and ending only as provided in Section 4.

Section 2.	Position and Duties

(a)
During the Employment Period, the Executive shall serve as the Chief Product Officer of the Company and shall have the usual and customary duties, responsibilities and authority related to such position, subject to the power of the Board of Directors of the Company (the “Board”) and to the CEO and President, in each case, to expand or limit such duties, responsibilities and authority.

(b)
While serving as Chief Product Officer of the Company, the Executive shall report to the President eCommerce, COO, or CEO and shall lead Product Management and User Experience, as well as other areas as mutually agreed. She shall devote her best efforts and substantially all of her active business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and the entities owned and controlled directly or indirectly by the Company. The Executive shall perform her duties and responsibilities to the best of her abilities in a diligent and professional manner. During the Employment Period, the Executive shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

(c)
The foregoing restrictions shall not limit or prohibit the Executive from engaging in any passive investment, inactive business ventures and community, charitable, teaching, lecturing, religious and social activities not interfering with the Executive’s performance and obligations hereunder.

Section 3.	Compensation and Benefits.

(a)
Base Salary. During the Employment Period, the Executive’s base salary shall be $300,000 per annum, or a higher amount per annum if the Board, in its sole discretion, should increase Executive’s base salary (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and subject to withholding and other payroll taxes.

(b)
Benefits In addition, during the Employment Period and subject to the terms and conditions of any applicable plans and programs, the Executive shall be eligible to participate in all employee benefit programs (including, without limitation, healthcare, disability, life insurance and 21 days of paid time off (“PTO”) per annum, (accruing at 1.75 days per month), in addition to 10 company paid holidays.

(c)
Bonuses. In addition to the Base Salary, each calendar year during the Employment Period, the Executive shall be eligible to receive an annual cash bonus of up to 40% of the Base Salary (less all applicable taxes and deductions). Bonus payments will be prorated in an amount proportional to the length of time the Executive is employed by Shutterstock during the applicable calendar year. The determination of bonus payments will be based on the achievement of certain objective or subjective criteria established by Company in in consultation with the Executive. Any bonus amount shall be determined by the Company in its sole discretion.

(d)
Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (and in each case that have been approved by the President and/or the Board), subject in all instances to the Company’s requirements with respect to reporting, documentation and approval of such expenses.

(e)
Restricted Stock Units. As set forth in the Original Agreement, the Executive received certain grants of restricted stock units (“RSUs”) following the Executive’s commencement of employment (collectively, the “Initial Equity Grants”). The terms of the Initial Equity Grants will continue to be subject to the award agreements evidencing the Initial Equity Grants and nothing herein shall modify, amend or otherwise change such terms. Further, except as may be stated in the applicable award agreement or herein pursuant to Section 4, vesting on the Initial Equity Grants will cease if the Executive’s employment terminates. In addition to the Initial Equity Grants, the Executive will be considered for one or more additional annual equity grant, based on performance, each at the discretion of the Company.

Section 4.	Term and Termination.

(a)	The employment of the Executive by the Company shall commence on the Effective Date and continue thereafter until terminated by the Company or the Executive as provided herein.

(b)	The Employment Period:

(i)
may be terminated by the Executive at any time by written notice to the Board at least thirty (30) days prior to such termination, such termination to be effective on the date specified in such notice;

(ii)
may be terminated by the Executive for “Good Reason” (as said term is hereinafter defined) at any time by written notice to the Board at least thirty (30) days prior to such termination, such termination to be effective on the date specified in such notice;

(iii)	shall terminate upon the Executive’s death or Disability (as defined below) and;

(iv)	may be terminated by the Company at any time for Cause or without Cause by delivering written notice to the Executive.

(c)
Termination without Cause or for resignation for Good Reason and not in Connection with a Change in Control.  If the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death at any time other than during the twenty-four (24)-month period immediately following a Change in Control, then, subject to Section 5, Executive will receive the following severance benefits from the Company:

(i)
Accrued Compensation.  The Company will pay Executive all accrued but unpaid PTO, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)
Severance Payment.  Executive will receive severance in an amount equal to six (6) months of Executive’s Base Salary in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid on the following schedule in accordance with the Company’s regular payroll procedures: (x) 1/3 as soon as practicable after the Executive’s termination of employment; (y) 1/3 on the six (6) month anniversary of Executive’s termination of employment; and (z) 1/3 on the one (1) year anniversary of Executive’s termination of employment.

(iii)
Pro-Rated Bonus Payment.  Executive will receive a lump-sum severance payment equal to one hundred percent (100%) of Executive’s expected bonus, as determined by reviewing partial-year progress against goals, as in effect for the fiscal year in which Executive’s termination occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days from and including the first day of such fiscal year through and including the date of Executive’s termination, and the denominator of which shall be three-hundred and sixty-five (365).

(iv)
Continued Employee Benefits.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of twelve (12) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.  COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under applicable law, including, but not limited to Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(v)
Equity.  All of Executive’s unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the six (6)-month period following Executive’s termination of employment shall immediately vest and become exercisable as of the date of Executive’s termination.  In addition, Executive will have twelve (12) months following any such termination of employment in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.

(vi)	Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.

(d)
Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. If during the twelve (12)-month period immediately following a Change in Control, (x) the Company terminates Executive’s employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive’s death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 4, Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 3(a) above:

(i)
Accrued Compensation.  The Company will pay Executive all accrued but unpaid PTO, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

(ii)
Severance Payment.  Executive will receive a lump sum severance payment equal to six (6) months of Executive’s Base Salary as in effect immediately prior to the date of Executive’s termination of employment, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures.

(iii)
Target Bonus Payment.  Executive will receive a lump sum severance payment equal to one hundred percent (100%) of Executive’s expected bonus for the fiscal year in effect at the date of such termination of employment (or, if greater, as in effect for the fiscal year in which the Change in Control occurs), less all required tax withholdings and other applicable deductions.

(iv)
Continued Employee Benefits.  If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination or resignation) until the earlier of (A) a period of twelve (12) months from the last date of employment of Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.  COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under applicable law, including, but not limited to Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.

(v)
Equity.  All of Executive’s unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the twelve (12)-month period following Executive’s termination of employment shall immediately vest and become exercisable as of the date of Executive’s termination.  In addition, Executive will have twelve (12) months following any such termination of employment in which to exercise any stock options, stock appreciation rights, or similar rights to acquire Company common stock, but in no event will such equity award be permitted to be exercised beyond the earlier of the original maximum term of such equity award or ten (10) years from the original grant date of such equity award.

(vi)	Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law.

(e)	Disability; Death. If Executive’s employment with the Company is terminated due to Executive becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be)

will (i) receive the earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued PTO, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).  All payments under clauses (i) through (ii) above shall in all cases be made within thirty (30) days of Executive’s termination of employment pursuant to this Section 4(e) .

(f)
Voluntary Resignation; Termination for Cause.  If Executive voluntarily terminates Executive’s employment with the Company (other than for Good Reason during the twenty-four (24)-month period immediately following a Change of Control) or if the Company terminates Executive’s employment with the Company for Cause, then Executive will (i) receive her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued PTO, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).

(g)
Timing of Payments.  Subject to any specific timing provisions in Sections 4(c), 4(d) or 4(e) as applicable, or the provisions of Section 5, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of employment.

(h)
Exclusive Remedy.  In the event of a termination of Executive’s employment with the Company, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses).  Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided in the Employment Agreement, other than those benefits expressly set forth in this Agreement or pursuant to written equity award agreements with the Company.

(i)
For purposes of this Agreement, “Affiliate” means, with respect to any Person, (i) who is an individual, the spouse, parent, sibling or lineal descendant of such Person, (ii) that is an entity, the officers, directors, managers, members, partners or any affiliate of the foregoing and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control,” “controlling,” “controlled by” and “under common control with,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(j)
For purposes of this Agreement, “Cause” means (i) the failure by the Executive to observe material Company policies and/or material policies of Affiliates of the Company generally applicable to executives of the Company and/or its Affiliates, (ii) gross negligence or willful misconduct by the Executive in the performance of her duties, (iii) the commission by the Executive of any act of fraud, theft or financial dishonesty with respect to the Company or any of its Affiliates, (iv) the Executive’s indictment, conviction of, or pleading no contest or nolo contendre to, any felony or a lesser crime involving dishonesty or moral turpitude, (v) the breach by the Executive of any material provision of this Agreement or any other agreement or contract with the Company or any of its Affiliates, or (vi) chronic absenteeism, provided that that the events or conditions listed above in subsections (v) and (vi) shall not constitute Cause unless; (A) within thirty (30) days of the Company becoming aware of the event(s) described therein, the Company provides the Executive with written notice that Cause to terminate her exists; (B) the Executive has not remedied the events described in the Company’s notice within thirty (30) days of receipt of the notice; and (C) the Company terminates the Executive’s employment within fifteen (15) days following the expiration of that cure period.

(k)
For purposes of this Agreement, “Disability” shall mean any long-term disability or incapacity which (i) renders the Executive unable to substantially perform her duties hereunder for one hundred (100) days or longer during any period of 360 consecutive days or (ii) would reasonably be expected to render the Executive unable to substantially perform her duties for one hundred (100) days or longer during any period of 360 consecutive days, in each case as determined by the Board in its good faith judgment.

(l)
For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent (i) a material reduction of Executive’s title, duties, responsibilities, authority and/or reporting relationship from those in effect on the Effective Date, (ii) the relocation of the principal place of business of the Company by more than thirty-five (35) miles from Executive’s residence as of the Effective Date as set forth on the signature page hereof and a requirement that the Executive perform her services at the new location, (iii) the breach by the Company of any material provisions of this Agreement or any material agreement the Company and Executive enter into, or (iv) any material reduction in Executive’s base salary or bonus level; provided, however, that none of the events or conditions listed above shall constitute Good Reason unless: (A) within thirty (30) days of Executive becoming aware of the event(s) described in (i) - (iv), the Executive provides the Company written notice that Good Reason to resign exists; (B) the Company has not remedied the events described in Executive’s notice within thirty (30) days of receipt of the notice; and (C) Executive terminates her employment within fifteen (15) days following the expiration of that cure period.

(m)
Effective upon termination of employment hereunder for any reason, the Executive hereby gives the Company and any applicable subsidiary and Affiliate of the Company, notice of her resignation from any and all positions as officer of the Company and its subsidiaries and Affiliates and as a manager on the Board or other similar governing body of the Company and its subsidiaries, as applicable. The Executive hereby agrees to provide prompt written confirmation to the Company of the foregoing upon her termination for any reason.

Section 5.	Restrictive Covenants.

(a)	Confidential Information

(i)
The Executive has had and will have access to certain valuable, highly confidential, privileged and proprietary information related to the Business (as defined below), including, without limitation, information pertaining to the Company Group’s (as defined below) operations, customer and supplier lists, pricing information, cost structure, trade secrets, intellectual property, marketing information, business plans and financial and other information regarded by the Company Group as proprietary and confidential information (collectively, the “Confidential Information”). Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company Group is engaged or in which it contemplates engaging, and all information of which the unauthorized disclosure is or could be detrimental to the interests of the Company Group; provided, however, that Confidential Information shall not and does not include any information or material (i) publicly known or generally available in the trade or business, or is or becomes generally available to the public or trade other than as a result of a wrongful disclosure by (x) the Executive or (y) any Person bound by a duty of confidentiality or similar duty owed to the Company Group; (ii) to the extent that such information or material is filed with any Governmental Authority on a non-confidential basis; or (iii) to the extent that such information or material is subject to a subpoena, summons or other legal process, provided, however , that the Executive shall immediately give the Company notice of the circumstances surrounding such compelled disclosure requests, consult with the Company on the advisability of taking legally available steps to resist or narrow such compelled disclosure requests, and assist the Company in seeking a protective order with respect thereto, including, by way of example but not of limitation, allowing the Company time to seek such protective order (the Company will reimburse the Executive for any reasonable expenses incurred in providing such assistance).

(b)
Except to the extent necessary to perform her duties hereunder, the Executive agrees to keep secret and retain in strictest confidence all Confidential Information during the Employment Period and at any time thereafter. Except to the extent necessary to perform her job duties hereunder, the Executive shall not, without the prior written consent of the Company, directly or indirectly: (i) communicate, divulge, disclose, furnish or make accessible to any Person, whether or not in competition with the Company Group, and whether or not for pecuniary gain, any aspect of the Confidential Information, or (ii) reproduce or recreate any Confidential Information. Upon the request by the Company, the Executive shall return all documents and other tangible items containing Confidential Information to the Company, without retaining any copies, notes or excerpts thereof. Notwithstanding anything to the contrary contained herein, Executive, acting in good faith, may authorize third parties to disclose Confidential Information if the Executive determines that such disclosure is necessary to allow such third parties to perform their job duties or otherwise render services to Company or to comply with applicable laws, regulations or with the rules of any securities exchange or other applicable securities market.

(c)
During the Restrictive Period (as defined below), Executive shall not, without the prior written consent of the Company, directly or indirectly, (x) employ or assist any other Person in employing any individual, as an employee or independent contractor (other than for the Company), or (y) induce or solicit for employment, as an employee or independent contractor, or assist any other Person in inducing or soliciting for employment (other than for the Company), as an employee or independent contractor, any individual who, in each case, is or was at any time during such Restricted Period, an employee of the Company Group.

(d)
During the Restrictive Period, the Executive shall not, without the prior written consent of the Company in each instance, directly or indirectly, solicit or contact any Person that was a supplier, customer or client of the Company Group at any time during the term hereof for the purpose of (i) providing to, or obtaining from, such supplier, customer or client goods or services in competition with the Business, (ii) inducing or encouraging them to acquire or obtain from anyone other than the Company Group, goods or services in competition with the Business or (iii) inducing or encouraging them to provide goods or services in competition with the Business, to any other Person or entity, provided however that the foregoing shall not apply to the use of professionals such as law firms, auditors, and the like.

(e)
During the Restrictive Period, the Executive shall not, (i) engage in the Business within the Territory; (ii) engage or assist any Person (whether in a financial, managerial, employment, advisory or other capacity or as a stockholder or owner, or by the provision of information) to engage in a business or business activities or in competition with the Business within the Territory; or (iii) own any interest in or organize a corporation, partnership or other business or organization which engages in a business or business activities similar to or in competition with the Business within the Territory. The restrictions contained in this subparagraph shall not apply to ownership by Executive of less than a ten percent (10%) interest in any company, partnership or other business that competes with Company, provided that the Executive does not otherwise breach the terms hereof, and further provided that Executive discloses such ownership interest to Company simultaneously with the execution hereof or within five (5) days of acquiring same, as applicable. Notwithstanding the foregoing, if Executive is employed by a corporation, partnership or other business with multiple business activities, and less than seven and one-half percent (7.5%) of that corporation’s annual revenues derive from the competitive business activity, Executive’s engagement in business with that company will not violate the provisions of this Section so long as her duties are not directly related to the competitive activities of that business. The foregoing sentence does not constitute nor shall it be deemed to constitute a waiver of any of the restrictive covenants contained herein.

(f)
The Executive agrees that she will not engage in any conduct that is materially injurious to the reputation and interest of the Company Group, including but not limited to, disparaging, inducing or encouraging others to disparage the Company Group, or making or causing to be made any statement that is critical of or otherwise maligns the business reputation of the Company Group, and which is materially injurious to the reputation and interest of the Company Group.

(g)	Section 409A.

(i)
Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to

Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)
Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)
Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended constitute to Deferred Payments for purposes of clause (i) above

(iv)
Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.

(v)
To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

(vi)
Any tax gross-up that the Executive is entitled to receive under this Agreement or otherwise shall be paid to the Executive no later than December 31 of the calendar year following the calendar year in which the Executive remits the related taxes.

(vii)
Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(viii)
The payments and benefits provided under Sections 4 are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

(h)
The Executive acknowledges that her agreement to the provisions set forth in this Agreement, and, in particular, the provisions set forth in this Section 5, is consideration for the Executive’s continued employment with the Company. As used herein, the following terms shall have the following meanings: (i) “Business” means the business relating to the collection, sale, distribution and marketing of stock photography, stock video and production music; (ii) “Company Group” shall mean the Company and its direct and indirect subsidiaries; (iii) “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal; (iv) “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority; (v) “Restrictive Period” shall mean the period commencing on the Effective Date and continuing until the six month anniversary of the termination of the Employment Period; and (vi) “Territory” shall mean the United States of America and other jurisdictions where the Company transacts business as of the date hereof.

Section 6.	Inventions and Patents.

The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company (and for the Restrictive Period if and to the extent such Work Product (as defined below) results from any work performed for the Company, any use of the Company’s premises or property or any use of the Company’s Confidential Information together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”), belong in all instances to the Company or such subsidiary. The Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the President and/or the Board (whether during or after the Employment Period) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its subsidiaries (whether during or after the Employment Period) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. The Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works made for hire under the copyright laws of the United States.

Section 7.	Enforcement.

Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of Section 5 or 6 of this Agreement. Therefore, in the event of a breach or threatened breach of Section 5 or 6 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in Section 5 or 6 of this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

Section 8.	Insurance.

The Company may, for its own benefit, maintain “keyman” life and disability insurance policies covering the Executive. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

Section 9.	Termination of Severance Payments.

In addition to the foregoing, and not in any in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of this Agreement, including those set forth in Sections 5 or 6 , any and all payments or benefits then or thereafter due from the Company to the Executive hereunder, including, without limitation the severance benefits under Section 4, shall be terminated forthwith and the Company’s obligation to pay and the Executive’s right to receive such payments or benefits shall terminate and be of no further force or effect, in each case without limiting or affecting the Executive’s obligations under Sections 5 and 6 or the Company’s other rights and remedies available at law or equity. In the event of a proven breach by the Company, Executive shall be entitled to her reasonable attorney fees and costs.

Section 10.	Employment Representations and Warranties of the Executive.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (b) except as previously disclosed in writing to the Company, the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other Person or entity and (c) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms. Executive agrees that she will not use or bring to the Company any trade secrets of another Person.

Section 11.	General Provisions.

(a)
Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provisions shall not invalidate or render unenforceable such provision in any other jurisdiction.

(b)
Complete Agreement. This Agreement and those documents expressly referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Original Agreement.

(c)
Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

(d)
Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. ANY PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL ONLY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH PROCEEDING. EACH OF THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM. ANY JUDGMENT MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY

WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(e)
Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(f)
Amendment and Waiver. This Agreement may be amended or modified or any provision hereunder waived only by a written instrument signed by all of the parties hereto. Failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every provision. No waiver of any breach or noncompliance of this Agreement shall be held to be a waiver of any other or subsequent breach or noncompliance.

(g)
Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural includes the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.

(h)
Counterparts. This Agreement may be executed by facsimile signature or by signing, scanning and emailing, and in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(i)
Affirmation. The Executive acknowledges that the Executive has carefully read this Agreement, knows and understands its terms and conditions, and has had the opportunity to ask the Company any questions the Executive may have had prior to signing this Agreement. The Executive further acknowledges and agrees that the Executive has had the opportunity to seek the advice of independent legal counsel with respect to this Agreement.

(j)	Indemnification. The Company shall provide to the Executive all indemnification-related protections and benefits provided to senior executives of the Company.

Section 12.	Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)
Business.  “Business” means (i) the business relating to the collection, sale, distribution and marketing of stock photography and/or stock video footage and/o production music and (ii) any additional business engaged in by the Company at the time of Executive’s termination of employment pursuant to which the Company derives at least two percent (2%) of its annual gross revenues as of such date.

(b)	Change in Control. “Change in Control” means the occurrence of any of the following:

(i)
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization;

(ii)
The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company or (z) to a continuing or surviving entity described in Section 12(b)(i) in connection with a merger, consolidation or corporate reorganization which does not result in a Change in Control under Section 12(b)(i));

(iii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Company’s Board of the Directors (the “ Board ”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause, if any person (as defined below in Section 12(b)(iv)) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iv)
The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”)), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities.  For purposes of clauses (iii) and (iv) of this Section 12(b), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)	a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2)	a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company;

(3)	the Company; and

(4)	a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.  For the avoidance of doubt, an initial public offering of the common stock of the Company shall not constitute a Change in Control for purposes of this Agreement.

(c)	Company Group. “Company Group” means the Company and its direct and indirect subsidiaries.

(d)	Code. “Code” means the Internal Revenue Code of 1986, as amended.

(e)
Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

(f)
Person.  “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(g)	Section 409A. “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(h)
Section 409A Limit.  “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of her or her separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

(i)	Territory. “Territory” means the United States of America and other jurisdictions where the Company transacts business as of the date of Executive’s termination of employment.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

SHUTTERSTOCK, INC.

By: /s/ Steven Berns_________________        /s/ Catherine Ulrich______________________
Steven Berns                Catherine Ulrich